Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of

April 26, 2022

among

APPGATE CYBERSECURITY, INC.,
as Borrower,

APPGATE, INC.,
as Parent,

The GUARANTORS Party Hereto

and

SIS HOLDINGS, L.P.,

as Lender

$50,000,000

i

ii

SCHEDULES

Schedule 3.10 – Subsidiaries
Schedule 3.13 – Benefit Plans
Schedule 8.03 – Loan Parties

EXHIBITS

Exhibit A – Form of Promissory Note
Exhibit B – Form of Counterpart Agreement

iii

REVOLVING CREDIT AGREEMENT, dated as of April 26, 2022 (this “Agreement”), among SIS HOLDINGS, L.P., a Delaware limited partnership (the “Lender”), APPGATE CYBERSECURITY, INC., a Delaware corporation (the “Borrower”), APPGATE, INC., a Delaware corporation (“Parent”), and the GUARANTORS party hereto.

The Borrower has requested that the Lender make the Loans (as defined below) in an aggregate principal amount not exceeding $50,000,000. The Lender is prepared to make such Loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, (i) the determination of whether a Person is an “Affiliate” of another Person for purposes of this Agreement shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder; (ii) no holder of Magnetar Notes shall be deemed an Affiliate of any Loan Party for purposes of this Agreement solely by virtue of their ownership of Magnetar Notes; and (iii) none of Cyxtera Technologies, Inc. or any of its direct or indirect Subsidiaries shall be deemed an “Affiliate” of any Loan Party.

“AML Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping applicable to Parent, the Borrower and its Subsidiaries, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent, the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Authorized Officer” means those of each Loan Party’s officers whose signatures and incumbency shall have been certified to the Lender pursuant to Section 4.01(d).

“Availability Period” means the period from and including the Effective Date to but excluding the Final Maturity Date.

“Bankruptcy Law” means any federal, state or foreign bankruptcy, insolvency, receivership, reorganization, dissolution, liquidation or similar law now or hereafter in effect.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the introductory paragraph.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment” means the principal sum of $50,000,000.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit B executed by a Guarantor pursuant to Section 5.09.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division, an issuance of Capital Stock, or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Notwithstanding the preceding, each of the following items will be deemed not to be a Disposition:

(1) any Investment that is not a Restricted Investment;

(2) the sale, lease or other transfer of products, raw materials, feedstock, services or accounts receivable in the ordinary course of business;

(3) the sale or other disposition of Cash Equivalents (as defined in the Note Issuance Agreement);

(4) licensing and sub-licensing by the Borrower and/or any Guarantor and/or any Restricted Subsidiary of Intellectual Property permitted by Section 5.16 hereof;

(5) any sale, abandonment or other disposition of damaged, worn-out, redundant or obsolete assets in the ordinary course of business;

(6) the granting of Liens not prohibited by this Agreement;

(7) a Restricted Payment that does not violate the terms of this Agreement;

(8) any transfer of assets between or among the Borrower and/or any Guarantor and/or any Restricted Subsidiary;

(9) any Permitted Equity Raise (as defined in the Note Issuance Agreement); and

(10) any issuance of Permitted Disqualified Stock or awards exercisable for Common Stock pursuant to any equity incentive plan approved by the board of directors of the Borrower or Parent, as applicable.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder of the Capital Stock (other than solely for Capital Stock that is not Disqualified Stock and/or cash in lieu of fractional shares), in whole or in part, (c) requires the payment of any cash dividend or any other scheduled cash payment, or (d) is or becomes convertible into or exchangeable for Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 5.10 of this Agreement) or any other Capital Stock that would constitute Disqualified Stock, in each case, prior to the date that is 90 days after the date on which the Magnetar Notes mature. Notwithstanding the preceding sentence, only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. For the avoidance of doubt, the Common Stock (as defined in Note Issuance Agreement) as of the date hereof is not Disqualified Stock.

“Dividing Person” shall have the meaning specified in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” or “funds” refers to lawful money of the United States of America.

“Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Event of Default” has the meaning assigned to such term in Article VI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Lender hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) U.S. federal withholding Taxes with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office; (c) Taxes attributable to such Lender’s failure to comply with Section 2.06(e) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Final Maturity Date” means the earlier of (a) June 30, 2023, (b) the closing of a registered offering of Capital Stock of Parent, in an aggregate amount equal to $50,000,000 or more or (c) the date of which the Loans are accelerated upon an Event of Default.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means Parent and each Subsidiary listed on Schedule 8.03 and each other Subsidiary that is or becomes a party to this Agreement as a Guarantor, unless and until released as a Guarantor pursuant to the terms hereof.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Indebtedness” has the meaning assigned to such term in the Note Issuance Agreement.

“Indemnified Liabilities” has the meaning assigned to such term in Section 8.03(c).

“Indemnified Parties” has the meaning assigned to such term in Section 8.03(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements, divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Intercreditor Agreement” means the Subordination Agreement, dated as of the Effective Date, by and among Lender, as the Subordinated Creditor (as defined therein), the Senior Creditors party thereto, Magnetar, as representative of the Senior Creditors (as defined therein), the Borrower, and the Guarantors.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates of such Person) in the form of loans (including Guarantees (as defined in the Note Issuance Agreement)) and advances, capital contributions, purchases or other acquisitions for consideration of Capital Stock or other securities (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Parent, the Borrower or its Subsidiaries). The amount of all Investments (other than cash) will be the fair market value (as determined in good faith by the board of directors (or the equivalent thereof) of the Borrower) on the date of the Investment.

“Laws” shall mean all United States and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law and the like, now or hereafter in effect (including, without limitation, any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments).

“Lender” has the meaning given to such term in the introductory paragraph.

“Lien” means, with respect to any asset or right, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, security assignment or security interest in or on such asset or right, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or right.

“Loan Document” means, collectively, this Agreement, the Note, the Intercreditor Agreement, and each other agreement, certificate or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Loan Party” means the Borrower and each Guarantor.

“Loan Payment Date” has the meaning assigned to such term in Section 2.01(b).

“Loan Request” means a request by the Borrower, signed by an Authorized Officer, for a Loan in accordance with Section 2.01(b).

“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.

“Magnetar” means Magnetar Financial LLC, a Delaware limited liability company.

“Magnetar Notes” means those Convertible Senior Notes issued under the Note Purchase Agreement and governed by the Note Issuance Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, or properties of Parent, the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of the Borrower or any other Loan Party to perform the Obligations under any Loan Document.

“Maximum Liability” has the meaning assigned to such term in Section 7.07.

“Note” has the meaning assigned to such term in Section 2.03(c).

“Note Issuance Agreement” means the Note Issuance Agreement dated as of February 8, 2021 by and between the Borrower, the guarantors signatory thereto and Magnetar, as the Representative (as defined therein) of the Holders (as defined therein), as in effect as of the date hereof.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of February 8, 2021 by and among the Borrower and the lenders named on the schedule of lenders attached thereto, as in effect as of the date hereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute, contingent, matured or unmatured), liabilities and indebtedness of every nature of each Loan Party from time to time owing to the Lender, however arising, under or in connection with any Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of a proceeding of the type described in clause (f) of Article VI, whether or not allowed in such proceeding) on the Loans.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration, or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning given to such term in the introductory paragraph.

“Permitted Disqualified Stock” means any Disqualified Stock issued pursuant to any contractual obligations pursuant to agreements executed prior to February 9, 2021.

“Permitted Indebtedness” means (i) “Permitted Indebtedness” as defined in the Note Issuance Agreement and (ii) the Obligations; provided that the aggregate principal amount of Magnetar Notes that constitute Permitted Indebtedness shall not, without the prior written consent of the Lender, exceed $75,000,000, plus any PIK Interest or PIK Notes issued under the Note Issuance Agreement (as such terms are defined therein).

“Permitted Investments” means “Permitted Investments” as defined in the Note Issuance Agreement.

“Permitted Liens” means “Permitted Liens” as defined in the Note Issuance Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Register” has the meaning assigned to such term in Section 8.04.

“Restricted Investment” means any Investment, directly or indirectly, in any of the Parent’s Subsidiaries, other than a Permitted Investment.

“Restricted Payments” shall have the meaning specified in Section 5.15.

“Restricted Subsidiary” means any Subsidiary of Borrower other than an Unrestricted Subsidiary. As of the Effective Date, each Subsidiary of the Borrower is a Restricted Subsidiary.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) Parent, the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be derived.

“Significant Subsidiary” has the meaning assigned to such term in the Note Issuance Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the fixed date on which the payment of interest or principal is due and payable in the documentation governing such, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally fixed for the payment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting Capital Stock of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the date on which all Obligations in respect of the Loans (other than inchoate indemnity and reimbursement obligations) have been paid in full in cash and the Commitment shall have terminated.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document, the borrowing of Loans and the use of the proceeds thereof.

“Transfer Agent” has the meaning assigned to such term in Section 8.04.

“Unrestricted Subsidiary” means any Subsidiary which the Borrower has designated as an Unrestricted Subsidiary in accordance with Section 5.19.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, 100% of the Capital Stock of which is owned by such Person (other than directors’ qualifying shares or shares required by applicable law to be held by third persons).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (other than the Note Issuance Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) with respect to each defined term which is defined by reference to the Note Issuance Agreement, references to “Company” used therein shall refer to the “Borrower” for purposes of this Agreement and (g) terms defined by and/or provisions qualified by reference to defined terms, sections and/or articles of the Note Issuance Agreement, as applicable, shall continue to be so defined and/or so qualified at all times despite any termination of the Note Issuance Agreement or finding that the Note Issuance Agreement, or any term thereof, is invalid, illegal or unenforceable.

Section 1.03 Accounting Terms; GAAP; Payments.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Article II.

THE LOANS

Section 2.01 Loans.

(a) Subject to the terms and conditions set forth in this Agreement, including, without limitation, the conditions set forth in Article IV, the Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not to exceed the Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) To request a Loan, the Borrower shall notify the Lender in writing of such request not later than noon, New York City time, four Business Days prior to the Loan Payment Date specified in the Loan Request; provided that each Loan shall be in an aggregate amount of $500,000 or a larger multiple of $100,000. Each written Loan Request shall specify the following information:

(i) the aggregate principal amount of the Loan requested;

(ii) the date of such Loan, which shall be a Business Day (a “Loan Payment Date”); and

(iii) the intended use of proceeds of such Loan.

Section 2.02 Funding of Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, the conditions set forth in Article IV, the Lender shall make each Loan to be made by it hereunder on the applicable Loan Payment Date by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the following account:

Bank Name:	****
Routing Number:	****
Account Name:	****
Account Number:	****

Section 2.03 Repayment of Loans.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of each Loan on or prior to the Final Maturity Date. The Borrower further covenants and agrees to repay all accrued and unpaid interest, fees and other amounts due with respect to the Loans on the Final Maturity Date.

(b) Method and Place of Payment.

(i) All payments and prepayments under this Agreement shall be made to the Lender not later than 5:00 p.m., New York City time, by wire transfer of immediately available funds to such account as may be specified from time to time in writing to the Borrower, and any funds received after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii) Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(iii) All payments made by the Borrower hereunder shall be made irrespective of, and without any reduction for, any setoff or counterclaims.

(c) Evidence of Loans. The Loans made hereunder shall be evidenced by a promissory note (a “Note”) payable by the Borrower to the Lender, substantially in the form of Exhibit A hereto. The Lender is hereby authorized to record the date and amount of each principal and interest payment in respect of the Loans in its books and records. Such books and records shall constitute prima facie evidence of the accuracy of the information contained therein.

Section 2.04 Prepayment of Loans; Reduction of Commitment; Termination.

(a) Optional Prepayments. The Borrower shall have the right at any time to prepay any Loan in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b) Mandatory Prepayments. Upon the occurrence of a Change of Control (as defined in the Note Issuance Agreement), and subject to the provisions of the Intercreditor Agreement, the Borrower shall prepay the outstanding principal amount of each Loan plus all accrued and unpaid interest, fees and other amounts due with respect to such Loans.

(c) Commitment Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with clause (a), the aggregate outstanding principal amount of the Loans would exceed the total Commitments. The Commitments shall terminate in full on the Final Maturity Date.

(d) Notices, Etc. The Borrower shall notify the Lender in writing of any prepayment or commitment reduction hereunder not later than noon, New York City time, four Business Days before the date of prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment or reduction date and the principal amount of each Loan or portion thereof to be prepaid or the amount of the Commitment to be reduced. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05 and shall be made in the manner specified in Section 2.03(b).

Section 2.05 Interest; Fees.

(a) Loans. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of the making of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to 10%, compounded annually, such interest to be computed on the basis of a 360-day year, and paid for the actual number of days elapsed.

(b) Default Interest. Notwithstanding the foregoing, during the continuation of any Event of Default, the unpaid principal amount of each Loan, or any interest or other amount payable by the Borrower hereunder that is not paid when due, shall bear interest payable to Lender on demand at a rate per annum equal to the sum of (i) 2% plus (ii) the interest rate otherwise applicable hereunder.

(c) Payment of Interest. Interest on each Loan shall accrue from and including the date each Loan is made but excluding the date of any repayment thereof and shall be payable in arrears and in cash on the date of any principal repayment, at maturity (whether by demand, acceleration or otherwise) and, after such maturity, on demand.

Section 2.06 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes unless such deduction is required by applicable Law; provided that if any Loan Party or any other applicable withholding agent shall be required by applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. Lender agrees to take any reasonable action in order to avoid incurrence of Indemnified Taxes so long as Lender (in its reasonable discretion) suffers no legal, economic or other disadvantage.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lender. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. The foregoing documentation shall include, as applicable and without limitation, Internal Revenue Service Form W-9 or appropriate Form W-8 required attachments thereto. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Section 2.07 Maximum Lawful Rate. This Agreement and the Note are hereby limited by this Section 2.07. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under applicable Law. If, from any circumstance whatsoever, interest and fees otherwise would be payable to Lender in excess of the maximum amount permissible under applicable Law, the interest and fees shall be reduced to the maximum amount permitted under applicable Law. If, from any circumstance whatsoever, Lender shall have received anything of value deemed interest by applicable Law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Note, in such manner as may be determined by Lender, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Note, such excess shall be refunded to the Borrower.

Article III.
REPRESENTATIONS AND WARRANTIES

Parent and the Borrower jointly and severally represent and warrant to the Lender that:

Section 3.01 Organization Powers. Parent, the Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to carry on its business as now conducted. Parent, the Borrower and each of its Subsidiaries is duly authorized, qualified and licensed to do business as a foreign company and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so licensed or qualified, except where the lack of such qualification could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate action. Each Loan Document has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or regulation in any material respect or the certificate of incorporation or bylaws or other applicable organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument, including for the avoidance of doubt, the Note Issuance Agreement, binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, where in each case such default would reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, other than Permitted Liens.

Section 3.04 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Parent, the Borrower or any of its Subsidiaries (a) that involve this Agreement, any other Loan Document or the Transactions or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.06 Use of Credit. The proceeds of the Loans will be used by the Borrower to (i) fund working capital or other general corporate purposes and (ii) pay fees and expenses in connection with the Loans and Loan Documents. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

Section 3.07 Compliance with Laws. Neither Parent, the Borrower nor any of its Subsidiaries is in default or violation of any (a) Law or (b) note, bond, mortgage, indenture, contract, agreement, understanding, arrangement, commitment, lease, license, permit, franchise, or other instrument or obligation to which such Person is a party or by which such Person or any of its property or assets are bound or affected that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor does Parent, the Borrower or any of its Subsidiaries have actual knowledge that any fact or circumstance exists that, with notice, the passage of time, or both notice and the passage of time, could reasonably be expected to result in such a default or violation.

Section 3.08 Financial Information. The financial statements of Parent or the Borrower, as applicable, furnished to the Lender pursuant to 5.01 have been prepared in accordance with GAAP, consistently applied, subject, in the case of unaudited financial statements, to the absence of footnotes and changes resulting from normal, year-end audit adjustments, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 3.09 No Material Adverse Change. There has been no material adverse change in the business, financial performance or condition, operations (including the results thereof), assets, or properties of Parent, the Borrower and its Subsidiaries, taken as a whole, since September 30, 2021.

Section 3.10 Ownership of Properties; Subsidiaries. Parent, the Borrower and each of its Subsidiaries has good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Permitted Liens. As of the Effective Date, neither Parent nor the Borrower have any Subsidiaries except for those listed on Schedule 3.10.

Section 3.11 Taxes. Parent, the Borrower and each of its Subsidiaries has filed all material federal, state, and all other Tax returns and reports required by Law to have been filed by it and has paid all material Taxes due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 3.12 Permits; Intellectual Property.

(a) Parent, the Borrower and each of its Subsidiaries has all material permits, memberships, franchises, contracts and licenses required and all Intellectual Property necessary to enable it to conduct the business in which it is now engaged and the conduct of (and use of such Intellectual Property by Parent, the Borrower or any Subsidiary in) its business as currently conducted, to the Borrower’s knowledge, does not infringe upon, misappropriate or otherwise violate the rights of any other Person, except for any such infringements, misappropriations, violations, or ownership, license or entitlement to use issues, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Person has any right or interest of any kind or nature in or to such Loan Party’s Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit such Intellectual Property or any portion thereof, other than (x) in the ordinary course (including licenses and other grants made in the ordinary course of business) of the respective Loan Party’s business, (y) the Lender (to the extent provided in, and subject to the limitations and other terms contained in, the Loan Documents) and (z) such Loan Party and, to the extent not prohibited by this Agreement, any other Loan Party or Subsidiary, and (ii) each Loan Party has good and exclusive title to, and, to the Loan Party’s knowledge, the valid and enforceable power and right to use and otherwise exploit, its Intellectual Property as currently used and exploited (subject to the knowledge-qualified representation in clause (a) above).

(c) To each Loan Party’s knowledge, no Person is currently violating, misappropriating, infringing upon or breaching, any of the rights of any Loan Party to its Intellectual Property or is breaching any duty or obligation owed to any Loan Party in respect of its Intellectual Property, except where those violations, infringements or breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect. No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Loan Party, or to any Loan Party’s knowledge, to which any Loan Party is bound, that adversely affects its rights to own or use its Intellectual Property as used in its business as of the Effective Date, except as could not be reasonably expected to result in a Material Adverse Effect, in each case individually or in the aggregate.

(d) As of the Effective Date, no Loan Party has received any written notice that remains outstanding challenging the validity, enforceability, rights to use or register, or ownership of any of its Intellectual Property, except where those challenges, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(e) Each Loan Party has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, processing, transfer and use of personal information collected, used, or held for use by any Loan Party.

Section 3.13 Benefit Plans. Other than as set forth on Schedule 3.13, neither Parent, the Borrower nor any of its Subsidiaries maintains a plan under the Employee Retirement Income Security Act of 1974.

Section 3.14 [Intentionally Omitted].

Section 3.15 Transactions with Affiliates. Except for transactions permitted under Section 5.17, neither Parent, the Borrower nor any of its Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates.

Section 3.16 AML Laws; Anti-Corruption Laws and Sanctions. Parent, the Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by it and its respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) Parent, the Borrower, any of its Subsidiaries or, to the knowledge of Parent, the Borrower and each of its Subsidiaries, any of their respective directors, officers, employees or Affiliates, or (b) to the knowledge of Parent, the Borrower, any of its Subsidiaries or, any agent of Parent, the Borrower or any of its Subsidiaries, or any Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in material violation of AML Laws, Anti-Corruption Laws, or Sanctions. The proceeds from any Loan have not been or will not be used, directly or to the knowledge of the Borrower indirectly, to lend, contribute, provide or have not otherwise been made or will not otherwise be made available in violation of AML Laws, Anti-Corruption Laws, or Sanctions or for the purpose of funding any activity or business in any Sanctioned Country or for the purpose of funding any prohibited activity or business of any Sanctioned Person, absent valid and effective licenses and permits issued by each applicable Governmental Authority or otherwise in accordance with applicable Laws, or in any other manner that will result in any violation by the Lender of any Sanctions.

Section 3.17 Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Lender by or on behalf of Parent, the Borrower or any of its Subsidiaries in connection with any Loan Document or any transaction contemplated hereby, when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information, in light of the circumstances under which it is made, not misleading in any material respect as of the time when made or delivered; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood by the Lender that such projected financial information are as to future events and are not to be viewed as facts, the projected financial information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any such projections may significantly differ from the projected results and such differences may be material).

Article IV.
CONDITIONS

Section 4.01 Effective Date. The obligation of the Lender to make the Loans hereunder shall not become effective until the first date on which the Lender shall have received each of the following documents, each of which shall be satisfactory to the Lender in form and substance, or each of the following conditions shall have been satisfied (or such condition shall have been waived in accordance with Section 8.02):

(a) Credit Agreement; Note; Intercreditor Agreement. Each party hereto shall have executed a counterpart of this Agreement. The Borrower shall have executed and delivered to the Lender the Note. Each party to the Intercreditor Agreement shall have executed a counterpart thereof.

(b) Absence of Legal Impediment. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transactions.

(c) Consents. The parties hereto shall have received all approvals or consents required in connection with the Transactions and the Loan Parties shall have delivered evidence thereof to the Lender.

(d) Secretary’s Certificate. The Lender shall have received from each Loan Party, (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for such Loan Party and (ii) a certificate, dated as of the Effective Date, duly executed and delivered by such Loan Party’s Secretary, Assistant Secretary or other Authorized Officer as to (x) resolutions of such Loan Party’s (or its managing entity’s) board of directors, members or other body, in each case, then in full force and effect authorizing the execution, delivery and performance of each Loan Document and the transactions contemplated hereby and thereby, (y) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by such Loan Party and (z) the full force and validity of such Loan Party’s certificate of incorporation, articles of incorporation or certificate of formation as applicable and bylaws, operating agreement or limited liability company agreement, as applicable and copies thereof.

(e) Effective Date Certificate. The Lender shall have received a certificate, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of the Borrower, certifying that (i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects), (ii) no Default shall have then occurred and be continuing, or would result from any Loan to be advanced on the Effective Date, and (iii) all of the applicable conditions set forth in this Section 4.01 have been satisfied.

(f) [Intentionally Omitted].

(g) Representations and Warranties. The representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects).

(h) Litigation. There shall not exist any action, suit, known or threatened in writing investigation, litigation, proceeding, hearing or other known or threatened in writing legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, individually or in the aggregate, materially impairs the Transaction or any other transactions contemplated by the Loan Documents or that could reasonably be expected to have a Material Adverse Effect.

(i) Material Adverse Effect. Since September 30, 2021 there shall not have occurred any event that has resulted in, or could reasonably be expected to result in, a material adverse change in, or effect on, the general affairs, management, financial position, shareholders’ equity or results of operations of Parent, the Borrower and its Subsidiaries, taken as a whole.

(j) Opinion of Counsel. The Lender shall have received an opinion, dated the Effective Date and addressed to the Lender, from Greenberg Traurig, LLP, counsel to the Loan Parties, in form and substance satisfactory to the Lender and addressing matters customary for transactions of this type.

(k) Fees and Expenses. All fees, documentary stamp taxes (if any) and reasonable and documented out-of-pocket expenses required to be paid on the Effective Date pursuant to the Loan Documents or any other written agreement with the Lender, to the extent invoiced at least one (1) Business Day prior to the Effective Date (or such later date as the Borrower may reasonably agree), shall have been paid (which amounts may be offset against the proceeds of any Loans made on the Effective Date).

Section 4.02 Each Credit Event. The obligation of the Lender to make each Loan is subject to satisfaction of the following conditions:

(a) The Lender shall have received a certificate, dated as of the applicable Loan Payment Date, duly executed and delivered by an Authorized Officer of the Borrower, certifying that:

(i) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects) on and as of the date of such Loan;

(ii) no Default shall have then occurred and be continuing, or would result from the making of such Loan; and

(iii) there has been no material adverse change in the ability of the Borrower to repay amounts due to Lender hereunder since the date of this Agreement.

(b) The Lender shall have received a duly executed and completed Loan Request.

The acceptance of the proceeds of the Loan shall constitute a representation and warranty by the Borrower to the Lender that all of the conditions required to be satisfied by this Section 4.02 in connection with the making of the Loans have been satisfied.

Article V.
COVENANTS

Until the Termination Date, Parent and the Borrower covenant and agree with the Lender that:

Section 5.01 Financial Statements; Other Information. The Borrower shall deliver to the Lender copies of the following financial statements, reports, notices and information:

(a) within 15 calendar days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b 25 under the Exchange Act or any successor rule under the Exchange Act (whether or not the same are filed with the Commission within such grace period)), copies of any documents or reports that Parent or any other Loan Party is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any information, documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the Commission). Any such document or report that Parent or any other Loan Party files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered and filed with the Lender for purposes of this Section 5.01(a) at the time such documents are filed via the EDGAR system (or any successor thereto); provided, however, that the Lender shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor);

(b) within 120 calendar days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending on December 31, 2022), an officer certificate stating whether the signer thereof knows of any Default or Event of Default that occurred during the previous fiscal year and, if so, specifying each such Default or Event of Default, its status and what actions the Borrower is taking or proposing to take with respect thereto; and

(c) such other financial and other information as the Lender may from time to time reasonably request.

Section 5.02 Corporate Existence; Rights. Parent and the Borrower shall, and the Borrower shall cause each Guarantor (other than Parent) to, (a) at all times preserve and keep in full force and effect its corporate existence, except in connection with a transaction otherwise permitted under Articles 11 or 16 of the Note Issuance Agreement, and (b) maintain, preserve and protect all property (including Intellectual Property), licenses, permits, approvals, rights, privileges and franchises necessary to the conduct of its business, except, in the case of this clause (b), where the failure to do so could not likely reasonably be expected to have a Material Adverse Effect.

Section 5.03 Use of Credit. The Borrower shall use the proceeds of the Loans for the purposes described in Section 3.06. The Borrower shall not engage principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder shall be used to buy or carry any Margin Stock. The Borrower shall not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries, directors, officers, employees, Affiliates and agents shall not use, directly or knowingly indirectly, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.04 Compliance with Laws. Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, comply with all Laws where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance; Books and Records. Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, maintain insurance against such risks as are customary for companies similarly situated and in the same or similar business as that of Parent, the Borrower or such Subsidiary under policies issued by financially sound and reputable insurers in such amounts as are customary with companies similarly situated and in the same or similar business. Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, keep proper books of record and account in conformity with GAAP and all requirements of applicable Law.

Section 5.06 Obligations and Taxes. Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof; provided, however, neither Parent, the Borrower, nor any Subsidiary, shall be required to pay and discharge or to cause to be paid and discharged any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Parent, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

Section 5.07 Properties. Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, keep and maintain all of its and their respective properties useful or necessary to its and their respective business in good repair and condition, ordinary wear and tear excepted.

Section 5.08 Notices. The Borrower shall give Lender prompt written notice of the following:

(a) Orders; Injunctions; Litigation. the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any Loan or the initiation of any material litigation, action, proceeding or labor controversy against or affecting the business or affairs of the Parent, Borrower or any Subsidiary;

(b) Default. any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto; and

(c) Material Adverse Effect. any development in the business or affairs of Parent, the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

Section 5.09 Additional Guarantors. If, following the Effective Date, any Subsidiary of Parent shall become a Guarantor (as defined in the Note Issuance Agreement) with respect to the Obligations (as defined in the Note Issuance Agreement), the Borrower shall simultaneously therewith, (i) notify the Lender thereof, (ii) cause such Subsidiary to become a Guarantor by executing a Counterpart Agreement, and (iii) cause to be delivered to the Lender all such documents (including legal opinions and supplements to any applicable Loan Document) as the Lender shall reasonably request to evidence compliance with this Section 5.09.

Section 5.10 Incurrence of Indebtedness and Issuance of Disqualified Stock. The Borrower and any Guarantor or Restricted Subsidiary shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower and any Guarantor or Restricted Subsidiary shall not issue any Disqualified Stock; provided however, that the Borrower and any Guarantor or Restricted Subsidiary may incur Permitted Indebtedness or issue Permitted Disqualified Stock.

Section 5.11 Liquidity Covenant. The Borrower covenants and agrees that it will not permit Liquidity (as defined in the Note Issuance Agreement) to be less than $10,000,000 as of the last day of any calendar month.

Section 5.12 Limitation on Investments. Neither the Borrower or any Guarantor or Restricted Subsidiary shall, directly or indirectly, make any Restricted Investment.

Section 5.13 Limitation on Liens. The Borrower and any Guarantor or Restricted Subsidiary will not, directly or indirectly, create, incur or assume any Lien of any kind on any asset now owned or hereafter acquired by the Borrower or such Guarantor or Restricted Subsidiary; provided that the Borrower and any Guarantor or Restricted Subsidiary may incur or assume any Permitted Liens.

Section 5.14 Asset Sales. The Borrower and any Guarantor or Restricted Subsidiary will not Dispose of any asset, including any Capital Stock owned by it (other than to the Borrower or any Guarantor or Restricted Subsidiary), except if sold for fair market value, but excluding Dispositions (i) of less than $2,500,000 in the aggregate; (ii) of inventory in the ordinary course of business, (iii) of non-exclusive licenses and similar arrangements for the use of the property of Parent, the Borrower or any Subsidiary in the ordinary course of business, (iv) of worn out, obsolete or damaged inventory or equipment, (v) inventory subject to write off on the Parent’s financial statements, (vi) by Parent, the Borrower or any Subsidiary to any other of the Borrower or any Guarantor or Restricted Subsidiary, (vii) constituting Permitted Investments; provided that the Capital Stock of a direct, Wholly Owned Subsidiary of the Borrower shall not be Disposed of to another Subsidiary of the Borrower unless such receiving Subsidiary of the Borrower is a direct or indirect Wholly Owned Subsidiary of the Borrower, and (viii) Capital Stock issued by Parent.

Section 5.15 Limitation on Restricted Payments. The Borrower and any Guarantor or Restricted Subsidiary will not directly or indirectly (a) declare or pay any dividend or make any payment, distribution or return of capital, other than, in the case of a Guarantor or Restricted Subsidiary, to the Borrower or any other Guarantor or Restricted Subsidiary, (x) on account of the Borrower’s or any Guarantor’s or Restricted Subsidiary’s Capital Stock or (y) to the direct or indirect holders of the Borrower’s or any Guarantor’s or Restricted Subsidiary’s Capital Stock in their capacity as holders or (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Borrower or any Guarantor or Restricted Subsidiary held by Persons (other than repurchases of stock from former employees, officers, directors, consultants or other persons performing services for the Borrower or any Guarantor or Restricted Subsidiary pursuant to the terms of stock repurchase plans, employee restricted stock agreements or similar agreements under which the Borrower or any Guarantor or Restricted Subsidiary has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal in an amount not to exceed 5% of the Capital Stock of the Borrower or Guarantor or Restricted Subsidiary then outstanding in any fiscal year) (such payments as described in parts (a) and (b) hereof, “Restricted Payments”).

Section 5.16 Intellectual Property. The Borrower and any Guarantor or Restricted Subsidiary will not permit any material Intellectual Property of the Borrower or any Guarantor or Restricted Subsidiary as of or after the Effective Date (by way of Disposition, Investment, Restricted Payment or otherwise) to be owned by any Person other than the Borrower or any Guarantor or Restricted Subsidiary, except that the Borrower and any Guarantor or Restricted Subsidiary shall be permitted to license and sub-license Intellectual Property in the ordinary course of business. For the avoidance of doubt, this Section 5.16 shall not prohibit the sale or issuance of any Capital Stock of the Parent that is permitted under this Agreement.

Section 5.17 Limitations on Transactions with Affiliates. The Borrower and any Guarantor or Restricted Subsidiary will not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Borrower or any Guarantor or Restricted Subsidiary, except for (a) transactions that are in the ordinary course of business, upon commercially reasonable terms that are no less favorable to the Borrower or applicable Guarantor or Restricted Subsidiary than would be obtained at the time in a comparable, arm’s length transaction with a non-affiliated Person, (b) transactions between or among the Borrower and/or any Guarantor and/or Restricted Subsidiary and that are not otherwise prohibited by this Agreement, (c) licenses and sublicenses in the ordinary course of business, (d) any Restricted Payment to the extent permitted by Section 5.15, (e) reasonable and customary director, officer and employee compensation, including bonuses, and other benefits, including retirement, health, stock option, other equity and other benefit plans and indemnification arrangements and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise in connection therewith, and (f) the existence of, and the performance of obligations of the Borrower or any of its Subsidiaries under the terms of any agreement to which the Borrower or any of its Subsidiaries is a party as of or on February 9, 2021 and disclosed on Schedule II to the Note Issuance Agreement, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Effective Date shall be permitted solely to the extent that its terms are not more disadvantageous in any material respect to the Lender than the terms of the agreements in effect on the Effective Date.

Section 5.18 Nature of Business. Parent and the Borrower shall not, and the Borrower shall not permit any Subsidiary to, make any material change in the nature of its business as conducted on the Effective Date.

Section 5.19 Designation of Subsidiaries. The Borrower may, at any time after the Effective Date, designate any Subsidiary as an Unrestricted Subsidiary (other than a Subsidiary that is a Guarantor) or as a Restricted Subsidiary by providing written notice to the Lender; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing and (ii) no Unrestricted Subsidiary shall own any equity interests in any Restricted Subsidiary; provided, further that, for so long as the Magnetar Notes shall remain outstanding, no Subsidiary may be designated an Unrestricted Subsidiary unless such Subsidiary is designated as an Unrestricted Subsidiary pursuant to and in accordance with the Note Issuance Agreement.

Section 5.20 Anti-Layering. The Parent and Borrower shall not, nor shall the Borrower permit any of the Guarantors to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness of the type described in (i) clauses (a) and (d) of the definition of “Indebtedness” and/or (ii) clause (f) of the definition of “Indebtedness” with respect to the type of Indebtedness described in clause (i) of this Section 5.20, that is contractually senior in right of payment to the Obligations hereunder or secured by a Lien, other than, in each case, (a) the Magnetar Notes in an amount not to exceed $75,000,000, plus any PIK Interest or PIK Notes issued under the Note Issuance Agreement (as such terms are defined therein), or (b) any such Indebtedness solely between or among the Borrower and/or any Guarantor and/or any Restricted Subsidiary; provided, that in the case of clause (b) of this Section 5.20, no liens granted in connection therewith are granted in favor of Person who is not a Loan Party.

Article VI.
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower or any Loan Party shall default in the payment or prepayment when due of (i) any principal of any Loan or (ii) any interest on any Loan or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of three Business Days after such amount was due;

(b) any representation or warranty made or deemed to be made by Parent, the Borrower or any of the Subsidiaries in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect;

(c) Parent, the Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Sections 5.09, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18 or 5.20 and such failure remains unremedied for 30 calendar days after the occurrence thereof;

(d) failure by the Borrower, or any Guarantor or Restricted Subsidiary, as applicable, for 60 calendar days after written notice from the Lender has been received by the Borrower, to comply with any other covenants and obligations of the Borrower or any Guarantor or Restricted Subsidiary, as applicable, contained in the Loan Documents;

(e) default by the Borrower, any Guarantor, if any, or solely with respect to clause (e)(i) hereunder, any Subsidiary, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Indebtedness for money borrowed of $5,000,000 (or the foreign currency equivalent thereof) or more in the aggregate of the Borrower and any Guarantors whether such Indebtedness now exists or shall hereafter be created (i) resulting in such Indebtedness becoming or being declared immediately due and payable, (ii) constituting a failure to pay the principal of or interest on any such Indebtedness when due and payable at its Stated Maturity, upon required repurchase, upon declaration of acceleration or otherwise and in the cases of clauses (i) and (ii) such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such Indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Borrower by the Lender;

(f) the Borrower, any Guarantor, if any, or any Significant Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or any such Guarantor or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower, any such Guarantor, if any, or Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

(g) an involuntary case or other proceeding shall be commenced against the Borrower or any Guarantor, if any, or any Significant Subsidiary of the Borrower seeking liquidation, reorganization or other relief with respect to the Borrower or any such Guarantor or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Borrower or any such Guarantor or Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive calendar days;

(h) final judgment or judgments for the payment of $5,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Borrower or any Guarantor, if any, which judgment is not discharged, paid, bonded, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(i) the Guaranty by any Guarantor, if any, ceases to be in full force and effect or such Guaranty is declared by a court of competent jurisdiction to be null and void and unenforceable or the Guaranty is found by a court of competent jurisdiction to be invalid or such Guarantor denies its liability under its Guaranty;

(j) [intentionally omitted]; or

(k) the Intercreditor Agreement ceases to be in full force and effect (except in accordance with its terms) or the Intercreditor Agreement is declared by a court of competent jurisdiction to be null and void and unenforceable or the Intercreditor Agreement is found by a court of competent jurisdiction to be invalid;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may in its sole discretion (except in the case of an Event of Default occurring under clause (f) or (g) above, in which case both of the following will occur automatically) take either or both of the following actions, at the same or different times: (i) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Indebtedness under this Agreement and any and all other obligations pursuant to this Agreement, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by each Loan Party; or (ii) terminate the Commitment, and thereupon the Commitment shall terminate immediately.

All amounts received as a result of the exercise of remedies under the Loan Documents or under applicable Law shall be applied upon receipt to the Obligations as follows: (1) first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lender pursuant to the terms of the Loan Documents, until paid in full in cash, (2) second, to the payment of the principal amount of the Loans then outstanding, (3) third, to the payment of all other Obligations owing to the Lender and (4) fourth, and following the Termination Date, to the Borrower or any other Person lawfully entitled to receive such surplus.

The Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due). The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which the Lender may have.

Article VII.
GUARANTY

Section 7.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably guaranties, as primary obligor and joint and several co-debtor and not merely as a surety, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations, and the Guarantors further agrees to pay the expenses which may be paid or incurred by the Lender in collecting any or all of the Obligations and enforcing any rights under this Guaranty or under the Obligations in accordance with this Agreement. This Guaranty shall remain in full force and effect until the Obligations (other than any contingent indemnity or expense reimbursement obligations) are paid in full.

Section 7.02 Waiver of Subrogation. Notwithstanding any payment or payments made by any Guarantor (or any setoff or application of funds of any Guarantor by the Lender) in respect of unpaid Obligations of the Borrower, each Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or any collateral security or guaranty or right to offset held by the Lender for the payment of such Obligations, nor shall any Guarantor seek reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, in each case until such time as (a) all Obligations (other than any contingent indemnity or expense reimbursement obligations) of the Borrower shall have been paid in full and (b) no Default or Event of Default has occurred and is continuing.

Section 7.03 Modification of Borrower Obligations. Each Guarantor hereby consents that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of the Obligations made by the Lender may be rescinded by the Lender, and the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and that this Agreement, any promissory notes, and the other Loan Documents, including without limitation, any collateral security document or other guaranty or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and, to the extent permitted by applicable Law, any collateral security or guaranty or right of offset at any time held by the Lender, for the payment of the Obligations may be sold, exchanged, waived, surrendered or released, all without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor which, to the fullest extent permitted by Law, will remain bound hereunder notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. The Lender shall not have any obligation to protect, secure, perfect or insure any collateral security document or property subject thereto at any time held as security for the Obligations. When making any demand hereunder against any Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on any other party or any other guarantor and any failure by the Lender to make such demand or to collect any payments from the Borrower or other guarantor shall not, to the fullest extent permitted by Law, relieve such Guarantor of its obligations or liabilities hereunder, and shall, to the fullest extent permitted by Law, not impair of affect the rights and remedies, express or implied, or as a matter of Law, of the Lender, against any Guarantor. For the purposes of this Section “demand” shall include the commencement and continuance of legal proceedings.

Section 7.04 Waiver of the Guarantors. Each Guarantor waives the benefits of division and discussion and any and all notice of the creation, renewal, extension or accrual of the Obligations, and notice of proof of reliance by the Lender upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, continued or incurred in reliance upon this Guaranty, and all dealings between any Guarantor and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the relevant Obligations. This Guaranty shall, to the fullest extent permitted by Law, be construed as continuing absolute and unconditional guaranty of payment (and not of collection) without regard to the validity, regularity or enforceability of this Agreement, any promissory note, or any other Loan Document, including, without limitation, any collateral security or guaranty therefor or right to offset with respect thereto at any time or from time to time held by the Lender and without regard to any defense, setoff or counterclaim which may at any time be available to or may be asserted by the Lender against any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for any of its Obligations, or of any Guarantor under this Guaranty in bankruptcy or in any other instance, and the obligations and liabilities of such Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Lender or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of any Obligations or against any collateral security or guaranty therefor or right to offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Lender and its successors, endorsees, transferees and assigns, until the Obligations shall have been satisfied in full.

Section 7.05 Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Guarantor, the Borrower or any substantial party of their respective property, or otherwise, all as though such payments had not been made.

Section 7.06 Continuing Guaranty. This Guaranty shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until all of the Obligations (other than any contingent indemnity or expense reimbursement obligations) have been satisfied in full; provided that the Guaranty of any Subsidiary Guarantor shall be automatically released upon the consummation of any transaction not prohibited hereunder as a result of which such Guarantor shall cease to be a Subsidiary.

Section 7.07 Maximum Liability. The provisions of this Guaranty are severable, and in any action or proceeding involving any Bankruptcy Law, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 7.07 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable Law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section 7.07 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable Law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender hereunder; provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Article VIII.
MISCELLANEOUS

Section 8.01 Notices. All notices and other communications provided under any Loan Document shall be in writing or by facsimile or by email and addressed, delivered or transmitted, if to the Borrower, a Guarantor or the Lender, to the applicable Person at its address or facsimile number or email address set forth on its signature page to this Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties; provided that any notice or other communication provided under any Loan Document to the Lender at its address shall be accompanied by a duplicate of the applicable notice or other communication to its email address. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter; and any notice, if transmitted by email, shall be deemed given when transmitted if transmitted during normal business hours on a Business Day and shall be deemed given at the opening of business on the subsequent Business Day if transmitted after normal business hours.

Section 8.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and Lender.

Section 8.03 Expenses; Indemnification.

(a) Costs and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender, including any documentary stamp taxes and the fees, charges and disbursements of any counsel for the Lender, in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated at such time are consummated; and (ii) the enforcement or protection of its rights under or in connection with this Agreement or any other Loan Document.

(b) Waiver Of Consequential Damages, Etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO OR ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

(c) Indemnification. In consideration of the execution and delivery of this Agreement by the Lender, the Borrower hereby indemnifies, agrees to defend, exonerates and holds the Lender and each of its partners, members, officers, directors, employees, agents or controlling persons (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the parties hereto or between the parties hereto and third parties (collectively, the “Indemnified Liabilities”), including, without limitation, Indemnified Liabilities arising out of or relating to the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lender not to fund any Loan as a consequence of the Borrower’s failure to satisfy the conditions set forth therein); provided that the Borrower shall have no obligation or liability under this Section 8.03(c) with respect to any Indemnified Liabilities that arise from or are the direct result of an Indemnified Party’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.

(d) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

Section 8.04 Assignments. No party may transfer any of its rights or obligations hereunder without the prior written consent of (a) the Borrower, in the case of a transfer by the Lender or (b) the Lender, in the case of a transfer by any Loan Party (and any attempted assignment or transfer by any party without such consent shall be null and void); provided, that Lender shall be permitted to transfer its rights and obligations hereunder to any Affiliate without the prior written consent of Borrower. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement. The initial Lender identified in the introductory paragraph of this Agreement, acting solely for this purpose as an agent of the Borrower (the “Transfer Agent”), shall maintain a register in its offices to ensure that such Loan is in “registered form” under Sections 5f.103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations (the “Register”). Transfers of interests in the Loan and rights to payment of principal and interest under the Loan may be transferred only through book entries in the Register. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. If the Lender assigns any portion of any Loan, (i) Lender shall promptly notify the Borrower and Transfer Agent in writing of such assignment and the name and address and other identifying information of the assignee reasonably requested by Borrower or Transfer Agent, and the portion of the principal amount and interest under the Loan assigned to the assignee, (ii) the Transfer Agent shall record such assignment in the Register, and (iii) such assignee shall be treated as a Lender for purposes of Section 2.06.

Section 8.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.06 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Section 8.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any agreement entered into in connection therewith, or any notice, certificate or other instrument delivered in connection therewith, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11 Subordination. Notwithstanding anything herein to the contrary, the repayment of the Loans and all other Obligations hereunder is subordinated to the repayment and performance of the Magnetar Notes pursuant to the terms of the Intercreditor Agreement and all obligations hereunder to make any payment are subject to the restrictions set forth in the Intercreditor Agreement. The Borrower agrees to use commercially reasonable efforts to promptly cure any Event of Default (as defined under the Note Issuance Agreement).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

APPGATE CYBERSECURITY, INC.
as Borrower

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

APPGATE, INC.
as Parent

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

[Signature Page to Revolving Credit Agreement]

CRYPTZONE WORLDWIDE, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

CRYPTZONE INTERNATIONAL HOLDINGS, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

[Signature Page to Revolving Credit Agreement]

CRYPTZONE NORTH AMERICA, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

IMMUNITY, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

IMMUNITY FEDERAL SERVICES, LLC
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer of Immunity Inc. its Sole Managing Member

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

[Signature Page to Revolving Credit Agreement]

IMMUNITY PRODUCTS, LLC
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer of Immunity, Inc., its Sole Managing Member

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

IMMUNITY SERVICES, LLC
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer of Immunity, Inc., its Sole Managing Member

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

EASY SOLUTIONS ENTERPRISES, CORP.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

EASY SOLUTIONS, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

[Signature Page to Revolving Credit Agreement]

CATBIRD NETWORKS, INC.
as Guarantor

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Address for Notices:
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134
Attention: Jeremy M. Dale, General Counsel

[Signature Page to Revolving Credit Agreement]

SIS HOLDINGS, L.P.
as Lender

By: SIS HOLDINGS GP, LLC, its General Partner

By:	/s/ Manuel D. Medina
Name:	Manuel Medina
Title:	President and Chief Executive Officer

Address for Notices:
2333 Ponce De Leon Boulevard
Suite 900
Coral Gables, Florida 33134
Attn:	Rene Rodriguez, in his capacity at Medina Capital
Victor Semah, in his capacity at Medina Capital

Email:
****
****

With a copy to:

BC Partners Inc.
650 Madison Avenue,
New York, NY 10022
Attn:	David Leland
Benjamin Phillips

Email:
****
****

Exhibit A to
Credit Agreement

[FORM OF] PROMISSORY NOTE

$50,000,000	New York, New York
April 26, 2022

FOR VALUE RECEIVED, the undersigned, APPGATE CYBERSECURITY, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to SIS HOLDINGS, L.P., a Delaware limited partnership (the “Lender”), on or before the Final Maturity Date, the lesser of (x) FIFTY MILLION DOLLARS ($50,000,000) and (y) the unpaid principal amount of all Loans made by the Lender to the Borrower under the Revolving Credit Agreement, dated as of the date hereof (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto and the Lender. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender.

This promissory note is the promissory note issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The borrowings of principal and all payments and prepayments of the principal hereof and interest hereon and the respective dates and maturity dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof that shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this promissory note.

Exhibit A-1

This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.

APPGATE CYBERSECURITY, INC.

By:
Name:
Title:

[Signature Page to Note]

Exhibit B to
Credit Agreement

[FORM OF]
COUNTERPART AGREEMENT

This Counterpart Agreement, dated [∙] (this “Counterpart Agreement”) is delivered pursuant to the Revolving Credit Agreement, dated as of April 26, 2022 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Appgate Cybersecurity, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto and SIS Holdings, L.P, a Delaware limited partnership (the “Lender”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Accession to the Credit Agreement. Pursuant to Section 5.09 of the Credit Agreement, the undersigned (the “New Guarantor”) hereby:

agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof with the same force and effect as if originally named therein as a Guarantor; and

represents and warrants that each of the representations and warranties set forth in the Credit Agreement (other than such representations and warranties that relate solely to facts and conditions as of the Effective Date) and applicable to the undersigned is true and correct in all material respects as of the date hereof except in the case of a representation and warranty that expressly relates to a prior date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or “Material Adverse Effect” in the text thereof.

Waivers; Amendments. Neither this Counterpart Agreement nor any term hereof may be waived, discharged or terminated except pursuant to an agreement or agreements in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

Counterparts. This Counterpart Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Counterpart Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Counterpart Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Counterpart Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.01 of the Credit Agreement.

Governing Law. THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Severability. Any provision of this Counterpart Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

B-1

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

SIS HOLDINGS, L.P.,

as Lender

By:	SIS HOLDINGS GP, LLC its General Partner

By:
Name:
Title:

[Signature Page to Counterpart]